Exhibit 99

           Symbion, Inc. Announces Second Quarter Results;
     Company to Add Five Centers in California and Raises Guidance

    NASHVILLE, Tenn.--(BUSINESS WIRE)--July 27, 2005--Symbion, Inc. (NASDAQ/NM:SMBI), an owner and operator of surgery centers, announced today results for the second quarter and six months ended June 30, 2005.
    For the second quarter ended June 30, 2005, revenues increased 23% to $64.7 million compared with $52.7 million for the second quarter ended June 30, 2004. Net income for the second quarter of 2005 increased 36% to $4.9 million compared with $3.6 million for the second quarter of 2004. Earnings per diluted share for the second quarter of 2005 increased 29% to $0.22 compared with $0.17 for the second quarter of 2004. EBITDA less minority interests increased 28% to $11.9 million for the second quarter of 2005 compared with $9.3 million for the second quarter of 2004. Same store net patient service revenue for the second quarter of 2005 increased 6% compared with the same period in 2004. At June 30, 2005, the Company's outstanding indebtedness was $67.7 million with a ratio of debt to total capitalization of 21%.
    For the six months ended June 30, 2005, revenues increased 21% to $126.8 million compared with $104.7 million for the first half of 2004. Net income for the first half of 2005 increased 50% to $9.3 million compared with $6.2 million for the first half of 2004. Earnings per diluted share for the six months ended June 30, 2005, increased 31% to $0.42 compared with $0.32 for the six months ended June 30, 2004. EBITDA less minority interests increased 23% to $23.2 million for the first half of 2005 compared with $18.8 million for the same period in 2004. Same store net patient service revenue for the first half of 2005 increased 7% compared with the same period in 2004.
    Commenting on the second quarter results, Richard E. Francis, Jr., chairman and chief executive officer of Symbion, said, "We are pleased with our strong financial results, which reflect outstanding performance from both the management of our existing business and the seamless integration of recent complementary development activity. We continue to have an active pipeline of opportunities to evaluate and ample funding to complete them. We view our progress in the first six months of 2005 as a strong indication of our ability to continue to generate outstanding results."
    The Company also announced the signing of a definitive agreement to acquire an interest in five surgery centers in Southern California. Symbion intends to use proceeds from the Company's amended credit facility to finance the acquisition. The transaction is expected to close within 30 days. Terms of the transaction were not announced.

    In the transaction, Symbion would acquire majority interests in three surgery centers:

    -- Specialty Surgical Center of Beverly Hills/Brighton Way, a three operating room, one minor procedure room, multi-specialty center located in Beverly Hills;

    -- Specialty Surgical Center of Beverly Hills/Wilshire Boulevard, a four operating room, two minor procedure room, multi-specialty center located in Beverly Hills; and

    -- Specialty Surgical Center of Encino, a four operating room, two minor procedure room, multi-specialty center located in Encino.

    Symbion would also acquire minority interests in two recently opened de novo surgery centers:

    -- Specialty Surgical Center of Irvine, a five operating room, one minor procedure room, multi-specialty center located in Irvine, which opened in July 2004; and

    -- Specialty Surgical Center of Arcadia, a three operating room, one minor procedure room, multi-specialty center located in Arcadia, which opened in October 2004.

    Lastly, as part of this transaction, Symbion would also acquire a minority interest in a de novo surgery center currently under development:

    -- Specialty Surgical Center of Thousand Oaks is expected to be a four operating room, two minor procedure room, multi-specialty center to be located in Thousand Oaks. The center is scheduled to open in mid-2006.

    Symbion has the right to increase its ownership in the centers in Irvine and Arcadia to a majority interest after the second anniversary of the closing of the transaction. Symbion has the right to increase its ownership in the de novo center under development in Thousand Oaks to a majority interest after the center has been operating for two years.
    In commenting on the acquisitions, Mr. Francis said, "This is an important transaction for our company, both in terms of the scope of the acquisition and future development aspects. The transaction represents a meaningful opportunity as we enter the California market, one we view as having considerable growth potential. We are very pleased with this transaction because of the quality of the facilities and, more importantly, the outstanding clinical reputations of the physicians and management professionals involved. We look forward to a very productive relationship."
    The Company also announced that it had sold its 51% ownership interest in an Erie, Pennsylvania, imaging center to Touchstone Medical Imaging, LLC, the minority partner and manager of the facility.
    In addition, the Company announced that it is raising its previously announced 2005 guidance of $245 million to $249 million in revenues and $0.78 to $0.80 in diluted earnings per share to a range of $260 million to $266 million in revenues and $0.84 to $0.86 in diluted earnings per share. This guidance assumes the completion of the Specialty Surgical Center ("SSC") acquisition in August 2005. This guidance does not include any impact from additional future acquisitions.
    The live broadcast of Symbion's second quarter conference call will begin at 10:00 a.m. Eastern Time on July 28, 2005. An online replay of the call will be available for 30 days following the conclusion of the live broadcast. A link for these events can be found on the Company's website at www.symbion.com or at www.earnings.com.
    Symbion, Inc., headquartered in Nashville, Tennessee, owns and operates a network of surgery centers in 21 states. The Company's surgery centers provide non-emergency surgical procedures across many specialties.

    This press release contains forward-looking statements based on management's current expectations and projections about future events and trends that they believe may affect the Company's financial condition, results of operations, business strategy and financial needs. The words "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "plan," "will" and similar expressions are generally intended to identify forward-looking statements. These statements, including those regarding the Company's growth and continued success, have been included in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks, uncertainties and other factors that may cause actual results to differ from the expectations expressed in the statements. Many of these factors are beyond the ability of the Company to control or predict. These factors include, without limitation: (i) the Company's dependence on payments from third-party payors, including government health care programs and managed care organizations; (ii) the Company's ability to successfully complete the acquisition of the SSC centers within the expected timeframe and to acquire and develop additional surgery centers on favorable terms;
(iii) numerous business risks in acquiring and developing the SSC centers and other additional surgery centers, including potential difficulties in operating and integrating such surgery centers; (iv) efforts to regulate the construction, acquisition or expansion of health care facilities; (v) the risk that the Company's revenues and profitability could be adversely affected if it fails to attract and maintain good relationships with the physicians who use its facilities; (vi) the Company's ability to comply with applicable laws and regulations, including health care regulations, corporate governance laws and financial reporting standards; (vii) risks related to the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, which could restrict the Company's ability to operate its facilities licensed as hospitals and could adversely impact its reimbursement revenues; (viii) the risk of changes to physician self-referral laws that may require the Company to restructure some of its relationships, which could result in a significant loss of revenues and divert other resources; (ix) the Company's significant indebtedness; (x) the intense competition for physicians, strategic relationships, acquisitions and managed care contracts, which may result in a decline in the Company's revenues, profitability and market share; (xi) the geographic concentration of the Company's operations, which makes the Company particularly sensitive to regulatory, economic and other conditions in those states; (xii) the Company's dependence on its senior management; (xiii) the Company's ability to enhance operating efficiencies at its surgery centers; and
(xiv) other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements contained in this press release, you should not place undue reliance on them. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.


                             SYMBION, INC.
       Unaudited Condensed Consolidated Statement of Operations
               (in thousands, except per share amounts)

                               Three Months Ended   Six Months Ended
                                    June 30,            June 30,
                               ------------------  ------------------
                                 2005      2004      2005      2004
                               --------  --------  --------  --------

Revenues                        $64,653   $52,727  $126,832  $104,674
Operating expenses:
 Salaries and benefits           15,851    13,738    31,859    27,319
 Supplies                        11,802    10,563    23,255    20,846
 Professional and medical fees    3,487     2,708     6,806     5,306
 Rent and lease expense           4,077     3,282     7,907     6,439
 Other operating expenses         5,035     4,556     9,623     8,926
                               --------  --------  --------  --------
   Cost of revenues              40,252    34,847    79,450    68,836
 General and
  administrative expense          5,904     4,633    11,308     9,177
 Depreciation and amortization    3,114     2,746     6,260     5,458
 Provision for
  doubtful accounts               1,068       832     1,782     1,529
 Income on equity investments      (325)     (366)     (609)     (487)
 Impairment and loss on
  disposal of long-lived assets     745      --         856        16
 Gain on sale of
  long-lived assets                (782)      (77)   (1,027)     (157)
                               --------  --------  --------  --------
   Total operating expenses      49,976    42,615    98,020    84,372
                               --------  --------  --------  --------
Operating income                 14,677    10,112    28,812    20,302
 Minority interests in income
  of consolidated subsidiaries   (5,863)   (3,538)  (11,832)   (6,958)
 Interest expense, net             (880)     (696)   (1,914)   (3,273)
                               --------  --------  --------  --------
Income before income taxes        7,934     5,878    15,066    10,071
Provision for income taxes        3,054     2,263     5,800     3,877
                               --------  --------  --------  --------
Net income                       $4,880    $3,615    $9,266    $6,194
                               ========  ========  ========  ========

Net income per share:
 Basic                            $0.23     $0.17     $0.44     $0.34
                               ========  ========  ========  ========
 Diluted                          $0.22     $0.17     $0.42     $0.32
                               ========  ========  ========  ========

Weighted  average  number  of
 common  shares  outstanding
 and  common equivalent shares:
  Basic                          21,269    20,822    21,195    18,479
  Diluted                        22,000    21,401    21,871    19,397


                             SYMBION, INC.
                 Condensed Consolidated Balance Sheets
                        (dollars in thousands)

                                                   June 30,  Dec. 31,
                                                     2005      2004
                                                   --------  --------
                                                 (Unaudited) (Audited)
                                ASSETS

Current assets:
 Cash and cash equivalents                          $25,011   $23,276
 Accounts receivable, less allowance
  for doubtful accounts                              27,966    28,893
 Inventories                                          6,391     6,068
 Prepaid expenses and other current assets            6,550     7,246
                                                   --------  --------
   Total current assets                              65,918    65,483
Property and equipment, net
 of accumulated depreciation                         66,359    67,793
Goodwill                                            222,180   215,533
Other intangible assets, net                            800       950
Investments in and advances to affiliates            13,499    12,927
Other assets                                          3,699     3,075
                                                   --------  --------

Total assets                                       $372,455  $365,761
                                                   ========  ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable                                    $3,987    $5,237
 Accrued payroll and benefits                         7,342     7,985
 Other accrued expenses                               8,199     9,186
 Current maturities of long-term debt                 1,330     1,620
                                                   --------  --------
   Total current liabilities                         20,858    24,028
Long-term debt, less current maturities              66,387    69,747
Other liabilities                                    12,120    10,350
Minority interests                                   25,220    23,638
Total stockholders' equity                          247,870   237,998
                                                   --------  --------

Total liabilities and stockholders' equity         $372,455  $365,761
                                                   ========  ========


                             SYMBION, INC.
                      Supplemental Operating Data
      (dollars in thousands, except per case and per share data)

                               Three Months Ended   Six Months Ended
                                    June 30,            June 30,
                               ------------------  ------------------
                                 2005      2004      2005      2004
                               --------  --------  --------  --------
Same store statistics (1):
Cases                            51,652    48,363   101,486    95,519
Cases percentage growth            6.8%       N/A      6.2%       N/A
Net patient service
 revenue per case                $1,114    $1,125    $1,124    $1,121
Net patient service revenue
 per case percentage growth      (1.0)%       N/A      0.3%       N/A
Number of same store
 surgery centers                     37       N/A        37       N/A

Consolidated Statistics:
Cases                            52,413    43,291   102,826    86,171
Cases percentage growth           21.1%       N/A     19.3%       N/A
Net patient service
 revenue per case                $1,176    $1,138    $1,174    $1,134
Net patient service revenue
 per case percentage growth        3.3%       N/A      3.5%       N/A
Number of surgery centers
 operated as of end of
 period (2)                          56        45        56        45
Number of states in which
 the Company operates
 surgery centers                     21        20        21        20

Revenues:
Net patient service revenues    $61,609   $49,276  $120,666   $97,741
Physician service revenues        1,100     1,000     2,144     2,004
Other service revenues            1,944     2,451     4,022     4,929
                               --------  --------  --------  --------
Total revenues                  $64,653   $52,727  $126,832  $104,674
                               ========  ========  ========  ========

Cash flow information:
Net cash provided by
 operating activities            $8,924    $9,065   $15,632   $12,207
Net cash used in
 investing activities            (4,273)   (8,685)  (12,712)  (42,092)
Net cash provided by (used in)
 financing activities            (3,319)      208    (1,185)   33,064

Other information:
EBITDA less minority
 interests (3)                  $11,928    $9,320   $23,240   $18,802

------------
(1) For purposes of this release, the Company defines same store facilities as those centers that the Company owned an interest in and managed throughout both of the respective periods shown. Same store facilities include centers that the Company does not consolidate for financial reporting purposes.

(2) The data for 2005 and 2004 includes nine and eight, respectively, surgery centers that the Company managed but in which it did not have an ownership interest.

(3) When the term "EBITDA" is used, it refers to operating income plus depreciation and amortization. "EBITDA less minority interests" represents the Company's portion of EBITDA, after subtracting the interests of third parties that own interests in surgery centers that the Company consolidates for financial reporting purposes. The Company's operating strategy involves sharing ownership of its surgery centers with physicians, physician groups and hospitals, and these third parties own an interest in all but one of the Company's centers. The Company believes that it is preferable to present EBITDA less minority interests because it excludes the portion of EBITDA attributable to these third-party interests and clarifies for investors the Company's portion of EBITDA generated by its surgery centers and other operations.

     The Company uses EBITDA and EBITDA less minority interests as measures of liquidity. The Company has included them because it believes that they provide investors with additional information about the Company's ability to incur and service debt and make capital expenditures. The Company also uses EBITDA, with some variation in the calculation, to determine compliance with some of the covenants under the Company's senior credit facility, as well as to determine the interest rate and commitment fee payable under the senior credit facility. EBITDA and EBITDA less minority interests are not measurements of financial performance or liquidity under generally accepted accounting principles. They should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles. The items excluded from EBITDA and EBITDA less minority interests are significant components in understanding and evaluating financial performance and liquidity. The Company's calculation of EBITDA and EBITDA less minority interests may not be comparable to similarly titled measures reported by other companies.

     The following table reconciles EBITDA and EBITDA less minority interests to net cash provided by operating activities:

                               Three Months Ended   Six Months Ended
     (in thousands)                 June 30,            June 30,
                               ------------------  ------------------
                                 2005      2004      2005      2004
                               --------  --------  --------  --------
     EBITDA                     $17,791   $12,858   $35,072   $25,760
      Minority interests in
       income of consolidated
       subsidiaries              (5,863)   (3,538)  (11,832)   (6,958)
                               --------  --------  --------  --------
     EBITDA less
      minority interests         11,928     9,320    23,240    18,802
     Depreciation and
      amortization               (3,114)   (2,746)   (6,260)   (5,458)
     Interest expense, net         (880)     (696)   (1,914)   (3,273)
     Income taxes                (3,054)   (2,263)   (5,800)   (3,877)
                               --------  --------  --------  --------
     Net income                   4,880     3,615     9,266     6,194
      Depreciation and
       amortization               3,114     2,746     6,260     5,458
      Impairment and loss
       on disposal of
       long-lived assets            745        --       856        16
      Gain on sale of
       long-lived assets           (782)      (77)   (1,027)     (157)
      Minority interests in
       income of consolidated
       subsidiaries               5,863     3,538    11,832     6,958
      Income taxes                3,054     2,263     5,800     3,877
      Distributions to
       minority partners         (5,223)   (3,905)   (9,956)   (6,909)
      Income on equity
       investments                 (325)     (366)     (609)     (487)
      Provision for
       doubtful accounts          1,068       832     1,782     1,529
      Changes in operating
       assets and liabilities,
       net of effects of
       acquisitions and
       dispositions:
        Accounts receivable      (1,720)     (771)   (2,135)   (1,102)
        Other assets and
         liabilities             (1,750)    1,190    (6,437)   (3,170)
                               --------  --------  --------  --------
Net cash provided by
 operating activities            $8,924    $9,065   $15,632   $12,207
                               ========  ========  ========  ========

    CONTACT: Symbion, Inc., Nashville
             Kenneth C. Mitchell, 615-234-5904
             www.symbion.com